As filed with the Securities and Exchange Commission on November [•], 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Millennial Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-5087192 (I.R.S. Employer Identification Number)

2400 Boston Street, Suite 201

Baltimore, MD 21224

(410) 522-8705

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Paul J. Palmieri

President and Chief Executive Officer

Millennial Media, Inc.

2400 Boston Street, Suite 201

Baltimore, MD 21224

(410) 522-8705

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brent B. Siler, Esq. Brian F. Leaf, Esq. Cooley LLP One Freedom Square, Reston Town Center 11951 Freedom Drive Reston, VA 20190-5656 Tel: (703) 456-8000 Fax: (703) 456-8100	Ho Shin, Esq. General Counsel and Chief Privacy Officer Millennial Media, Inc. 2400 Boston Street, Suite 201 Baltimore, MD 21224 Tel: (410) 522-8705

From time to time after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	24,745,470 shares	$7.07	$174,950,473	$22,534

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock on November 4, 2013, as reported on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 6, 2013

PRELIMINARY PROSPECTUS

24,745,470 Shares

Common Stock

This prospectus relates to the disposition from time to time of up to 24,745,470 shares of our common stock, which are held by the selling stockholders named in this prospectus or who may be named in one or more supplements to this prospectus.  The selling stockholders acquired these shares in connection with our acquisition of Jumptap, Inc., a privately held Delaware corporation, pursuant to an Agreement and Plan of Reorganization, dated as of August 13, 2013, and amended as of November 1, 2013.  We are registering the shares as required by a Registration Rights Agreement, dated as of August 13, 2013, that we entered into with each of the selling stockholders (the “Registration Rights Agreement”), but the registration of the shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholders.  We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 24. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is traded on the New York Stock Exchange under the symbol “MM.” On November 5, 2013, the last reported sales price of our common stock was $7.02 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 6, 2013.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus, including our condensed consolidated financial statements and the related notes, before making an investment decision.

Our Company

We are the leading independent mobile advertising platform company and the second largest mobile display advertising platform overall in the United States. Our technology, tools and services help developers maximize their advertising revenue, acquire users for their apps and gain insight about their users. To advertisers, we offer significant audience reach, sophisticated targeting capabilities and the opportunity to deliver interactive and engaging ad experiences to consumers on their mobile connected devices. Our proprietary technology and data platform, known as MYDAS™, determines in real-time which ad to deliver, as well as to whom and when, with the goal of optimizing the effectiveness of advertising campaigns regardless of device type or operating system. The MYDAS platform accesses and analyzes volumes of data—location, social, interest and mobile device—to provide a unique, multi-dimensional view of individual profiles that we call our Relevance Graph. Our Relevance Graph is a powerful data asset that we believe enables us to deliver more relevant, engaging and effective advertising. As of September 2013, our platform reached approximately 500 million unique users worldwide, including approximately 170 million unique users in the United States alone.  More than 49,000 apps are enabled to receive ads through our platform, and we can deliver ads on over 8,500 different mobile device types and models. In addition, we have developed more than 480 million proprietary user profiles, all on an anonymous basis.

We help developers and advertisers remove complexity from mobile advertising. We provide tools and services to developers that allow their apps to display banner ads, interactive rich media ads and video ads from our platform. By partnering with us, developers gain access to advertising campaigns from leading advertiser clients as well as smaller performance-based advertisers. In return, developers supply us with space on their apps to deliver ads for our advertiser clients and also provide us with access to anonymous data associated with their apps and users. We analyze this data to build sophisticated user profiles and audience groups that, in combination with the real-time decisioning, optimization and targeting capabilities of our platform, enable us to deliver highly targeted advertising campaigns for our advertiser clients. Advertisers pay us to deliver their ads to mobile connected device users, and we pay developers a fee for the use of their ad space. Advertisers pay us to deliver their ads to mobile users, and we pay developers a fee for the use of their ad space. As we deliver more ads, we are able to collect additional anonymous data about users, audiences and the effectiveness of particular ad campaigns, which in turn enhances our targeting capabilities and allows us to deliver better performance for advertisers and better opportunities for developers to increase their revenue streams.

Our solutions are cross-platform, supporting all major mobile operating systems, including Apple® iOS, Android™, Windows Phone and BlackBerry®. We are the only one of the three principal mobile advertising platform companies that is not affiliated with a particular mobile operating system or set of devices.

We were incorporated under the laws of the State of Delaware on May 30, 2006. Our principal executive office is located at 2400 Boston Street, Suite 201, Baltimore, Maryland. Our telephone number is (410) 522-8705. Our website address is www.millennialmedia.com. Information contained in, or accessible through, our website does not constitute a part of, and is not incorporated into, this prospectus. We completed our initial public offering in March 2012 and our common stock is listed on the New York Stock Exchange under the symbol “MM”. Unless the context requires otherwise, the words “Millennial Media”, “Company”, “we,” “us,” and “our” refer to Millennial Media, Inc. and its wholly owned subsidiaries.

“Millennial Media,” the Millennial Media logo, “MYDAS,” “S.M.A.R.T.,” “Mobile Mix,” “mmStudio,” “mMedia,” “mmPlan,” “Relevance Graph” and other trademarks or service marks of Millennial Media, Inc. appearing in this prospectus are the property of Millennial Media, Inc. All other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners.

The Offering

The following is a brief summary of the offering. You should read the entire prospectus carefully, including “Risk Factors” and the information, including financial information relating to Millennial Media, Inc., included in our filings with the Securities and Exchange Commission, or SEC, and incorporated in this prospectus by reference.

Common stock to be offered by the selling stockholders	24,745,470 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

NYSE symbol	MM

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock is highly risky.  You should carefully consider the following risks, as well as the other information contained or incorporated by reference in this prospectus, before you decide whether to buy our common stock.  We believe the risks and uncertainties described below are the most significant risks we face.  If any of the following events actually occurs, our business, business prospects, financial condition, cash flow and results of operations would likely be materially and adversely affected.  In these circumstances, the trading price of our common stock would likely decline, and you could lose all or part of your investment.  Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

Risks Related to Our Acquisition of Jumptap

The announcement of our acquisition of Jumptap could have a negative impact on our respective businesses, financial conditions, results of operations or business prospects, or on our stock price.

On November 6, 2013, we completed our acquisition of Jumptap, a competing mobile advertising company, in which we acquired all of the outstanding shares of capital stock of Jumptap.  We refer to this transaction in this prospectus as the Acquisition.  The announcement of the Acquisition could disrupt our and Jumptap’s businesses in the following ways, any of which could negatively affect our stock price or could harm our financial condition, results of operations or business prospects:

•                  our and Jumptap’s customers and other third-party business partners may seek to terminate or renegotiate their relationships as a result of the Acquisition, whether pursuant to the terms of their existing agreements with us or Jumptap, or otherwise;

•                  the attention of our management may be directed toward the Acquisition and related matters and may be diverted from our current business operations, including from other opportunities that might otherwise be beneficial to us; and

•                  current and prospective employees may experience uncertainty regarding their future roles with our company, which might adversely affect our ability to retain, recruit and motivate key personnel.

The issuance of our shares in the Acquisition diluted the voting power and economic interests of our current stockholders.

Upon consummation of the Acquisition, all of Jumptap’s capital stock and certain of its convertible securities and warrants issued and outstanding immediately prior to the effective time of the Acquisition were converted into shares of our common stock. We issued 24,745,470 shares of our common stock, and assumed options to purchase 861,584 shares of our common stock, to the former securityholders of Jumptap, or approximately 22.8% of the total number of common shares following the issuance on a fully diluted basis. Consequently, our stockholders now own a significantly smaller percentage of our company and they should expect to exercise less influence over the management and policies of the combined company following the Acquisition than they previously exercised over our management and policies.

We may be unable to realize the benefits anticipated by the Acquisition, including estimated cost savings and synergies, or it may take longer than we anticipate for us to achieve those benefits.

Our realization of the benefits anticipated as a result of the Acquisition will depend in part on the integration of Jumptap’s business with ours. However, there can be no assurance that we will be able to operate Jumptap’s business profitably or integrate it successfully into our operations in a timely fashion, or at all. Following the Acquisition, the size of the combined company’s business will be significantly larger than our current business. Our future success as a combined company depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for our management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The dedication of management resources to this integration could detract attention from our current day-to-day business, and we cannot assure you that there will not be substantial costs associated with the transition process or other negative consequences as a result of these integration efforts. These effects, including, but not limited to, incurring unexpected costs or delays in connection with integration of the two businesses, or the failure of Jumptap’s business to perform as expected, could harm our results of operations.

The loss of key personnel could hurt our business and our prospects.

The success of the Acquisition will depend, in part, on our ability to retain key employees who continue employment with the combined company now that the Acquisition is completed. If any of these key employees terminate their employment, our sales, marketing or development activities might be negatively impacted and management’s attention might be diverted from successfully integrating Jumptap’s operations. In addition, we might not be able to locate suitable replacements on reasonable terms for any such key employees who leave the combined company.

Our success will also depend on relationships with third parties and pre-existing customers of both companies, which relationships may be affected by customer preferences or public attitudes about the Acquisition.

Our success following the Acquisition will be dependent on the ability to maintain and renew relationships with pre-existing customers and other clients of both our company and Jumptap and to establish new advertiser and developer relationships. There can be no assurance that the business of the combined company will be able to maintain pre-existing customer contracts and other business relationships, or that we will be able to enter into or maintain new customer contracts and other business relationships on acceptable terms, if at all. Our failure to maintain important customer relationships could harm our reputation, while also negatively impacting our financial condition and results of operations of the combined company.

Charges to earnings resulting from the Acquisition may cause our operating results to suffer.

Under accounting principles, we will allocate the total purchase price of the Acquisition to Jumptap’s net tangible assets and intangible assets based on their fair values as of the date of the Acquisition, and we will record the excess of the purchase price over those fair values as goodwill. Our management’s estimates of fair value will be based upon assumptions that they believe to be reasonable but that are inherently uncertain. The following factors, among others, could result in material charges that would cause our financial results to be negatively impacted:

•                  impairment of goodwill;

•                  charges for the amortization of identifiable intangible assets and for stock-based compensation;

•                  accrual of newly identified pre-acquisition contingent liabilities that are identified subsequent to the finalization of the purchase price allocation; and

•                  charges to income to eliminate certain of our pre-acquisition activities that duplicate those of Jumptap or to reduce our cost structure.

Additional costs may include costs of employee redeployment, relocation and retention, including salary increases or bonuses, accelerated amortization of deferred equity compensation and severance payments, reorganization or closure of facilities, taxes and termination of contracts that provide redundant or conflicting services. Some of these costs may have to be accounted for as expenses that would decrease our net income and earnings per share for the periods in which those adjustments are made.

Risks Related to Our Business and Our Industry

We have incurred significant net losses since inception, and we expect our operating expenses to increase significantly in the foreseeable future. Accordingly, we may never achieve profitability.

We incurred net losses of $6.8 million for the first six months of 2013 and $5.4 million for the year ended December 31, 2012, and we had an accumulated deficit of $56.9 million as of June 30, 2013. We do not know when or if we will ever achieve profitability. Although our revenue has increased substantially in recent periods, it is likely that we will not be able to maintain this rate of revenue growth. Historically, our operating expenses have increased in proportion to our revenue. We anticipate that our operating expenses will continue to increase in the foreseeable future to the extent that our revenue grows and as we increase headcount, particularly our sales and technology-related headcount, incur general and administrative expenses associated with being a public company and expand our facilities. Although we expect to achieve operating efficiencies and greater leverage of resources as we grow, if we are unable to do so, we may be unable to achieve profitability. If we are not able to achieve and maintain profitability, the value of our company and our common stock could decline significantly.

We operate in an intensely competitive industry, and we may not be able to compete successfully, even if we complete the Acquisition.

The mobile advertising market is highly competitive, with numerous companies providing mobile advertising services. We compete primarily with Google Inc. and Apple Inc., both of which are significantly larger than us and have more capital to invest in their mobile advertising businesses.  We also compete with in-house solutions used by companies who choose to coordinate mobile advertising across their own properties such as Facebook, Twitter, Yahoo!, ESPN and The Weather Channel. They, or other companies that offer competing mobile advertising solutions, may establish or strengthen cooperative relationships with their mobile operator partners, brand advertisers, app developers or other parties, thereby limiting our ability to promote our services and generate revenue. Competitors could also seek to gain market share from us by reducing the prices they charge to advertisers or by introducing new technology tools for developers. Moreover, increased competition for mobile advertising space from developers could result in an increase in the portion of advertiser revenue that we must pay to developers to acquire that advertising space.

Our business will suffer to the extent that our developers and advertisers purchase and sell mobile advertising directly from each other or through other companies that are able to become intermediaries between developers and advertisers. For example, we are aware of companies that have substantial existing platforms for developers who had previously not heavily used those platforms for mobile advertising campaigns. These companies could compete with us to the extent they expand into mobile advertising. Other companies, such as large app developers with a substantial mobile advertising business, may decide to directly monetize some or all of their advertising space without utilizing our services. Other companies that offer analytics, mediation, exchange or other third-party services may also become intermediaries between mobile advertisers and developers and thereby compete with us. Any of these developments would make it more difficult for us to sell our services and could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share.

The mobile advertising market may deteriorate or develop more slowly than expected, which could harm our business.

Advertising on mobile connected devices is an emerging phenomenon. Advertisers have historically spent a smaller portion of their advertising budgets on mobile media as compared to traditional advertising methods, such as television, newspapers, radio and billboards, or online advertising over the internet, such as placing banner ads on websites. Future demand and market acceptance for mobile advertising is uncertain. Many advertisers still have limited experience with mobile advertising and may continue to devote larger portions of their advertising budgets to more traditional offline or online personal computer-based advertising, instead of shifting additional advertising resources to mobile advertising. In addition, our current and potential advertiser clients may ultimately find mobile advertising to be less effective than traditional advertising media or marketing methods or other technologies for promoting their products and services, and they may even reduce their spending on mobile advertising from current levels as a result. If the market for mobile advertising deteriorates, or develops more slowly than we expect, we may not be able to increase our revenue.

Our business is dependent on the continued growth in usage of smartphones, tablets and other mobile connected devices.

Our business depends on the continued proliferation of mobile connected devices, such as smartphones and tablets, that can connect to the internet over a cellular, wireless or other network, as well as the increased consumption of content through those devices. Consumer usage of these mobile connected devices may be inhibited for a number of reasons, such as:

•                  inadequate network infrastructure to support advanced features beyond just mobile web access;

•                  users’ concerns about the security of these devices;

•                  inconsistent quality of cellular or wireless connection;

•                  unavailability of cost-effective, high-speed internet service; and

•                  changes in network carrier pricing plans that charge device users based on the amount of data consumed.

For any of these reasons, users of mobile connected devices may limit the amount of time they spend on these devices and the number of apps they download on these devices. If user adoption of mobile connected devices and consumer consumption of content on those devices do not continue to grow, our total addressable market size may be significantly limited, which could compromise our ability to increase our revenue and to become profitable.

If mobile connected devices, their operating systems or content distribution channels, including those controlled by our primary competitors, develop in ways that prevent our advertising from being delivered to their users, our ability to grow our business will be impaired.

Our business model depends upon the continued compatibility of our mobile advertising platform with most mobile connected devices, as well as the major operating systems that run on them and the thousands of apps that are downloaded onto them.

The design of mobile devices and operating systems is controlled by third parties with whom we do not have any formal relationships. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers, such as Verizon, AT&T or T-Mobile, may also impact the ability to download apps or access specified content on mobile devices.

In some cases, the parties that control the development of mobile connected devices and operating systems include companies that we regard as our most significant competitors. For example, Apple controls two of the most popular mobile devices, the iPhone® and the iPad®, as well as the iOS operating system that runs on them. Apple also controls the App Store for downloading apps that run on Apple® mobile devices. Similarly, Google controls the Android™ platform operating system and, through its ownership of Motorola Mobility, it controls a significant number of additional mobile devices. If our mobile advertising platform were unable to work on these devices or operating systems, either because of technological constraints or because a maker of these devices or developer of these operating systems wished to impair our ability to provide ads on them or our ability to fulfill advertising space, or inventory, from developers whose apps are distributed through their controlled channels, our ability to generate revenue could be significantly harmed.

We do not control the mobile networks over which we provide our advertising services.

Our mobile advertising platform is dependent on the reliability of network operators and carriers who maintain sophisticated and complex mobile networks, as well as our ability to deliver ads on those networks at prices that enable us to realize a profit. Mobile networks have been subject to rapid growth and technological change, particularly in recent years. We do not control these networks.

Mobile networks could fail for a variety of reasons, including new technology incompatibility, the degradation of network performance under the strain of too many mobile consumers using the network, a general failure from natural disaster or a political or regulatory shut-down. Individuals and groups who develop and deploy viruses, worms and other malicious software programs could also attack mobile networks and the devices that run on those networks. Any actual or perceived security threat to mobile devices or any mobile network could lead existing and potential device users to reduce or refrain from mobile usage or reduce or refrain from responding to the services offered by our advertising clients. If the network of a mobile operator should fail for any reason, we would not be able to effectively provide our services to our clients through that mobile network. This in turn could hurt our reputation and cause us to lose significant revenue.

Mobile carriers may also increase restrictions on the amounts or types of data that can be transmitted over their networks. We currently generate different amounts of revenue from our advertiser clients based on the kinds of ads we deliver, such as display ads, rich media ads or video ads. In some cases, we are paid by advertisers on a cost-per-thousand, or CPM, basis depending on the number of ads shown. In other cases, we are paid on a cost-per-click, or CPC, or cost-per-action, or CPA, basis depending on the actions taken by the mobile device user. Different types of ads consume differing amounts of bandwidth and network capacity. If a network carrier were to restrict the amounts of data that can be delivered on that carrier’s network, or otherwise control the kinds of content that may be downloaded to a device that operates on the network, it could negatively affect our pricing practices and inhibit our ability to deliver targeted advertising to that carrier’s users, both of which could impair our ability to generate revenue.

Mobile connected device users may choose not to allow advertising on their devices.

The success of our business model depends on our ability to deliver targeted, highly relevant ads to consumers on their mobile connected devices. Targeted advertising is done primarily through analysis of data, much of which is collected on the basis of user-provided permissions. This data might include a device’s location or data collected when device users view an ad or video or when they click on or otherwise engage with an ad. Users may elect not to allow data sharing for targeted advertising for a number of reasons, such as privacy concerns, or pricing mechanisms that may charge the user based upon the amount or types of data consumed on the device. Users may also elect to opt out of receiving targeted advertising from our platform. In addition, the designers of mobile device operating systems are increasingly promoting features that allow device users to disable some of the functionality, which may impair or disable the delivery of ads on their devices, and device manufacturers may include these features as part of their standard device specifications. Although we are not aware of any such products that are widely used in the market today, as has occurred in the online advertising industry, companies may develop products that enable users to prevent ads from appearing on their mobile device screens. If any of these developments were to occur, our ability to deliver effective advertising campaigns on behalf of our advertiser clients would suffer, which could hurt our ability to generate revenue and become profitable.

Our limited operating history makes it difficult to evaluate our business and prospects and may increase your investment risk.

We commenced operations in 2006 and, as a result, we have only a limited operating history upon which you can evaluate our business and prospects. Although we have experienced significant revenue growth in recent periods, it is likely that we will not be able to sustain this growth. As part of the nascent mobile advertising industry, we will encounter risks and difficulties frequently encountered by early-stage companies in rapidly evolving industries, including the need to:

•                  maintain our reputation and build trust with our advertisers and developers;

•                  offer competitive pricing to both advertisers and developers;

•                  maintain and expand our network of advertising space through which we deliver mobile advertising campaigns;

•                  deliver advertising results that are superior to those that advertisers or developers could achieve directly or through the use of competing providers or technologies;

•                  continue to develop and upgrade the technologies that enable us to provide mobile advertising services;

•                  respond to evolving government regulations relating to the internet, telecommunications, privacy, direct marketing and advertising aspects of our business;

•                  identify, attract, retain and motivate qualified personnel; and

•                  manage our expanding operations.

If we do not successfully address these risks, our revenue could decline and our ability to pursue our growth strategy and attain profitability could be compromised.

We may not be able to enhance our mobile advertising platform to keep pace with technological and market developments.

The market for mobile advertising services is characterized by rapid technological change, evolving industry standards and frequent new service introductions. To keep pace with technological developments, satisfy increasing advertiser and developer requirements, maintain the attractiveness and competitiveness of our mobile advertising solutions and ensure compatibility with evolving industry standards and protocols, we will need to regularly enhance our current services and to develop and introduce new services on a timely basis.

For example, advances in technology that allow developers to generate revenue from their apps without our assistance could harm our relationships with developers and diminish our available advertising inventory within their apps. Similarly, technological developments that allow third parties to better mediate the delivery of ads between advertisers and developers by introducing an intermediate layer between us and our developers could impair our relationships with those developers. Our inability, for technological, business or other reasons, to enhance, develop, introduce and deliver compelling mobile advertising services in response to changing market conditions and technologies or evolving expectations of advertisers or mobile device users could hurt our ability to grow our business and could result in our mobile advertising platform becoming obsolete.

We depend on developers for mobile advertising space to deliver our advertiser clients’ advertising campaigns, and any decline in the supply of advertising inventory from these developers could hurt our business.

We depend on developers to provide us with space within their apps, which we refer to as “advertising inventory”, on which we deliver ads. The developers that sell their advertising inventory to us are not required to provide any minimum amounts of advertising space to us, nor are they contractually bound to provide us with a consistent supply of advertising inventory. The tools that we provide to developers allow them to make decisions as to how to allocate advertising inventory among us and other advertising providers, some of which may be our competitors. A third party acting as a mediator on behalf of developers, or any competing mediation tools embedded within a developer’s apps, could result in pressure on us to increase the prices we pay to developers for that inventory or otherwise block our access to developer inventory, without which we would be unable to deliver ads on behalf of our advertiser clients.

We generate a significant portion of our revenue from the advertising inventory provided by a limited number of developers, and, as a nascent industry, the market for mobile applications is undergoing, and will likely continue to undergo, rapid change and significant consolidation. In most instances, developers can change the amount of inventory they make available to us at any time. Developers may also change the price at which they offer inventory to us, or they may elect to make advertising space available to our competitors who offer ads to them on more favorable economic terms. In addition, developers may place significant restrictions on our use of their advertising inventory. These restrictions may prohibit ads from specific advertisers or specific industries, or they could restrict the use of specified creative content or format. Developers may also use a fee-based or subscription-based business model to generate revenue from their content, in lieu of or to reduce their reliance on ads.

If developers decide not to make advertising inventory available to us for any of these reasons, decide to increase the price of inventory, or place significant restrictions on our use of their advertising space, we may not be able to replace this with inventory from other developers that satisfy our requirements in a timely and cost-effective manner. If this happens, our revenue could decline or our cost of acquiring inventory could increase.

Our business depends on our ability to collect and use data to deliver ads, and any limitation on the collection and use of this data could significantly diminish the value of our services and cause us to lose clients and revenue.

When we deliver an ad to a mobile device, we are often able to collect anonymous information about the placement of the ad and the interaction of the mobile device user with the ad, such as whether the user visited a landing page or watched a video. We may also be able to collect information about the user’s mobile location. As we collect and aggregate this data provided by billions of ad impressions, we analyze it in order to optimize the placement and scheduling of ads across the advertising inventory provided to us by developers. For example, we may use the collected information to limit the number of times a specific ad is presented to the same mobile device, to provide an ad to only certain types of mobile devices, or to provide a report to an advertiser client on the number of its ads that were clicked. We also compile the data derived from our platform to publish monthly reports of key mobile industry trends in the form of our S.M.A.R.T. and Mobile Mix reports, which we provide to advertisers and developers to enable them to improve their business decisions about mobile advertising or monetization strategies and to promote their use of our services.

Although the data we collect is not personally identifiable information, our clients might decide not to allow us to collect some or all of this data or might limit our use of this data. For example, app developers may not agree to provide us with the data generated by interactions with the content on their apps, or device users may not consent to having information about their device usage provided to the developer. Any limitation on our ability to collect data about user behavior and interaction with mobile device content could make it more difficult for us to deliver effective mobile advertising programs that meet the demands of our advertiser clients.

Although our contracts with advertisers generally permit us to aggregate data from advertising campaigns, these clients might nonetheless request that we discontinue using data obtained from their campaigns that have already been aggregated with other clients’ campaign data. It would be difficult, if not impossible, to comply with these requests, and responding to these kinds of requests could also cause us to spend significant amounts of resources. Interruptions, failures or defects in our data collection, mining, analysis and storage systems, as well as privacy concerns and regulatory restrictions regarding the collection of data, could also limit our ability to aggregate and analyze mobile device user data from our clients’ advertising campaigns. If that happens, we may not be able to optimize the placement of advertising for the benefit of our advertiser clients, which could make our services less valuable, and, as a result, we may lose clients and our revenue may decline.

Our business depends in part on our ability to collect and use location-based information about mobile connected device users.

Our business model depends in part upon our ability to collect data about the location of mobile connected device users when they are interacting with their devices, and then to use that information to provide effective targeted advertising on behalf of our advertising clients. Our ability to either collect or use location-based data could be restricted by a number of factors, including new laws or regulations, technology or consumer choice. Limitations on our ability to either collect or use location data could impact the effectiveness of our platform and our ability to target ads.

Our business practices with respect to data could give rise to liabilities or reputational harm as a result of governmental regulation, legal requirements or industry standards relating to consumer privacy and data protection.

In the course of providing our services, we transmit and store information related to mobile devices and the ads we place, including a device’s geographic location for the purpose of delivering targeted location-based ads to the user of the device, with that user’s consent. Federal, state and international laws and regulations govern the collection, use, retention, sharing and security of data that we collect across our mobile advertising platform. We strive to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data protection. However, it is possible that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure, or perceived failure, by us to comply with U.S. federal, state, or international laws, including laws and regulations regulating privacy or consumer protection, could result in proceedings or actions against us by governmental entities or others. We are aware of several ongoing lawsuits filed against companies in our industry alleging various violations of privacy-related laws. Any such proceedings could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, adversely affect the demand for our services and ultimately result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless our clients from the costs or consequences of inadvertent or unauthorized disclosure of data that we store or handle as part of providing our services.

The regulatory framework for privacy issues worldwide is evolving, and various government and consumer agencies and public advocacy groups have called for new regulation and changes in industry practices, including some directed at the mobile industry in particular. For example, in early 2012, the State of California entered into an agreement with several major mobile app platforms under which the platforms have agreed to require mobile apps to meet specified standards to ensure consumer privacy. Subsequently, in January 2013, the State of California released a series of recommendations for privacy best practices for the mobile industry. It is possible that new laws and regulations will be adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that would affect our business, particularly with regard to location-based services, collection or use of data to target ads and communication with consumers via mobile devices.

The U.S. government, including the Federal Trade Commission, or FTC, and the Department of Commerce, is focused on the need for greater regulation of the collection of consumer information, including regulation aimed at restricting some targeted advertising practices. In December 2012, the FTC adopted revisions to the Children’s Online Privacy Protection Act, or COPPA, that went into effect on July 1, 2013. COPPA imposes a number of obligations on operators of websites and online services including mobile apps, such as obtaining parental consent, if the operator collects specified information from users and either the site or service is directed to children under 13 years old or the site or service knows that a specific user is a child under 13 years old. The changes broaden the applicability of COPPA, including the types of information that are subject to these regulations, and may apply to information that we or our clients collect through mobile devices or apps that, prior to the adoption of these new regulations, was not subject to COPPA. These revisions impose new compliance burdens on us. In February 2013, the FTC issued a staff report containing recommendations for best practices with respect to consumer privacy for the mobile industry. To the extent that we or our clients choose to adopt these recommendations, or other regulatory or industry requirements become applicable to us, we may have greater compliance burdens.

As we expand our operations globally, compliance with regulations that differ from country to country may also impose substantial burdens on our business. In particular, the European Union has traditionally taken a broader view as to what is considered personal information and has imposed greater obligations under data privacy regulations. In addition, individual EU member countries have had discretion with respect to their interpretation and implementation of the regulations, which has resulted in variation of privacy standards from country to country. In January 2012, the European Commission announced significant proposed reforms to its existing data protection legal framework, including changes in obligations of data controllers and processors, the rights of data subjects and data security and breach notification requirements. The EU proposals, if implemented, may result in a greater compliance burden if we deliver ads to mobile device users in Europe. Complying with any new regulatory requirements could force us to incur substantial costs or require us to change our business practices in a manner that could compromise our ability to effectively pursue our growth strategy.

In addition to compliance with government regulations, we voluntarily participate in several trade associations and industry self-regulatory groups that promulgate best practices or codes of conduct addressing the provision of location-based services, delivery of promotional content to mobile devices, and tracking of device users or devices for the purpose of delivering targeted advertising. We could be adversely affected by changes to these guidelines and codes in ways that are inconsistent with our practices or in conflict with the laws and regulations of U.S. or international regulatory authorities. If we are perceived as not operating in accordance with industry best practices or any such guidelines or codes with regard to privacy, our reputation may suffer and we could lose relationships with advertiser or developer partners.

Our quarterly operating results have fluctuated in the past and may do so in the future, which could cause our stock price to decline.

Our operating results have historically fluctuated and our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control. You should not rely on period-to-period comparisons of our operating results as an indication of our future performance. Factors that may affect our quarterly operating results include the following:

•                  seasonal patterns in the mix of brand and performance advertiser clients and in overall spending by mobile advertisers, which tend to be cyclical;

•                  the addition of new advertisers or developers or the loss of existing advertisers or developers;

•                  changes in demand for our mobile advertising services;

•                  changes in the amount, price and quality of available advertising inventory from developers;

•                  the timing and amount of sales and marketing expenses incurred to attract new advertisers and developers;

•                  changes in the economic prospects of advertisers or the economy generally, which could alter current or prospective advertisers’ spending priorities, or could increase the time it takes us to close sales with advertisers;

•                  changes in our pricing policies, the pricing policies of our competitors or the pricing of mobile advertising generally;

•                  changes in governmental regulation of the internet, wireless networks, mobile advertising or the collection of mobile device user data;

•                  costs necessary to improve and maintain our technology platform;

•                  timing differences at the end of each quarter between our payments to developers for advertising space and our collection of advertising revenue related to that space; and

•                  costs related to acquisitions of other businesses.

Our operating results may fall below the expectations of market analysts and investors in some future periods. If this happens, even just temporarily, the market price of our common stock may fall.

Seasonal fluctuations in mobile advertising activity could adversely affect our cash flows.

Our cash flows from operations could vary from quarter to quarter due to the seasonal nature of our advertisers’ spending. For example, many advertisers devote the largest portion of their budgets to the fourth quarter of the calendar year, to coincide with increased holiday purchasing. To date, these seasonal effects have been masked by our rapid revenue growth. However, if and to the extent that seasonal fluctuations become more pronounced, our operating cash flows could fluctuate materially from period to period as a result.

We do not have long-term agreements with our advertiser clients, and we may be unable to retain key clients, attract new clients or replace departing clients with clients that can provide comparable revenue to us.

Our success requires us to maintain and expand our current advertiser client relationships and to develop new relationships. Our contracts with our advertiser clients generally do not include long-term obligations requiring them to purchase our services and are cancelable upon short or no notice and without penalty. As a result, we may have limited visibility as to our future advertising revenue streams. We cannot assure you that our advertiser clients will continue to use our services or that we will be able to replace, in a timely or effective manner, departing clients with new clients that generate comparable revenue. If a major advertising client representing a significant portion of our business decides to materially reduce its use of our platform or to cease using our platform altogether, it is possible that we would not have a sufficient supply of ads to fill our developers’ advertising inventory, in which case our revenue could be significantly reduced. Any non-renewal, renegotiation, cancellation or deferral of large advertising contracts, or a number of contracts that in the aggregate account for a significant amount of revenue, could cause an immediate and significant decline in our revenue and harm our business.

Our sales efforts with both advertisers and developers require significant time and expense.

Attracting new advertisers and developers requires substantial time and expense, and we may not be successful in establishing new relationships or in maintaining or advancing our current relationships. For example, it may be difficult to identify, engage and market to potential advertiser clients who do not currently spend on mobile advertising or are unfamiliar with our current services or platform. Furthermore, many of our clients’ purchasing and design decisions typically require input from multiple internal constituencies. As a result, we must identify those involved in the purchasing decision and devote a sufficient amount of time to presenting our services to each of those individuals.

The novelty of our services and our business model often requires us to spend substantial time and effort educating potential advertisers and developers about our offerings, including providing demonstrations and comparisons against other available services. This process can be costly and time-consuming. If we are not successful in streamlining our sales processes with advertisers and developers, our ability to grow our business may be adversely affected.

If we do not achieve satisfactory results under performance-based pricing models, we could lose clients and our revenue could decline.

We offer our services to advertisers based on a variety of pricing models, including CPM, CPA and CPC. Under performance-driven CPA and CPC pricing models, from which we currently derive a significant portion of our revenue, advertisers only pay us if we provide the results they specify. These results-based pricing models differ from fixed-rate pricing models, like CPM, under which the fee is based on the number of times the ad is shown, without regard to its effectiveness. As a result, under our contracts with advertisers that provide for us to be paid on a CPC or CPA basis, we must be able to develop effective ad campaigns that result in the desired actions being taken by consumers. If we are not able to perform effectively under these arrangements, or have disagreements with clients over the measurement of deliverables, it could hurt our reputation with advertisers and developers and could cause our revenues to decline.

If we cannot increase the capacity of our mobile advertising technology platform to meet advertiser or device user demand, our business will be harmed.

We must be able to continue to increase the capacity of our MYDAS technology platform in order to support substantial increases in the number of advertisers and device users, to support an increasing variety of advertising formats and to maintain a stable service infrastructure and reliable service delivery for our mobile advertising campaigns. If we are unable to efficiently and effectively increase the scale of our mobile advertising platform to support and manage a substantial increase in the number of advertisers and mobile device users, while also maintaining a high level of performance, the quality of our services could decline and our reputation and business could be seriously harmed. In addition, if we are not able to support emerging mobile advertising formats or services preferred by advertisers, we may be unable to obtain new advertising clients or may lose existing advertising clients, and in either case our revenue could decline.

If we fail to detect click fraud or other invalid clicks on ads, we could lose the confidence of our advertiser clients, which would cause our business to suffer.

Our business relies on delivering positive results to our advertiser clients. We are exposed to the risk of fraudulent and other invalid clicks or conversions that advertisers may perceive as undesirable. Because of their smaller sizes as compared to personal computers, mobile device usage could result in a higher rate of accidental or otherwise inadvertent clicks by a user. Invalid clicks could also result from click fraud, where a mobile device user intentionally clicks on ads for reasons other than to access the underlying content of the ads. If fraudulent or other malicious activity is perpetrated by others, and we are unable to detect and prevent it, the affected advertisers may experience or perceive a reduced return on their investment. High levels of invalid click activity could lead to dissatisfaction with our advertising services, refusals to pay, refund demands or withdrawal of future business. Any of these occurrences could damage our brand and lead to a loss of advertisers and revenue.

System failures could significantly disrupt our operations and cause us to lose advertiser clients or advertising inventory.

Our success depends on the continuing and uninterrupted performance of our own internal systems, which we utilize to place ads, monitor the performance of advertising campaigns and manage our inventory of advertising space. Our revenue depends on the technological ability of our platform to deliver ads and measure them on a CPM, CPC or CPA basis. Sustained or repeated system failures that interrupt our ability to provide services to clients, including technological failures affecting our ability to deliver ads quickly and accurately and to process mobile device users’ responses to ads, could significantly reduce the attractiveness of our services to advertisers and reduce our revenue. Our systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious human acts and natural disasters. In addition, any steps we take to increase the reliability and redundancy of our systems may be expensive and may not ultimately be successful in preventing system failures.

Failure to adequately manage our growth may seriously harm our business.

We have experienced, and may continue to experience, significant growth in our business. If we do not effectively manage our growth, the quality of our services may suffer, which could negatively affect our reputation and demand for our services. Our growth has placed, and is expected to continue to place, a significant strain on our managerial, administrative, operational and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things:

•                  implement additional management information systems;

•                  further develop our operating, administrative, legal, financial and accounting systems and controls;

•                  hire additional personnel;

•                  develop additional levels of management within our company;

•                  locate additional office space;

•                  maintain close coordination among our engineering, operations, legal, finance, sales and marketing and client service and support organizations; and

•                  manage our expanding international operations.

Moreover, as our sales increase, we may be required to concurrently deploy our services infrastructure at multiple additional locations or provide increased levels of customization. As a result, we may lack the resources to deploy our services on a timely and cost-effective basis. Failure to accomplish any of these requirements could impair our ability to deliver our mobile advertising platform in a timely fashion, fulfill existing client commitments or attract and retain new clients.

Our increasing international operations subject us to increased challenges and risks.

We have expanded our operations internationally over the last three years, including opening international offices in the United Kingdom in the first half of 2010, launching operations in Singapore in the fourth quarter of 2011 and opening offices in continental Europe and Southeast Asia during 2012 and Japan in the first half of 2013. We expect to further expand our international operations by opening offices in new countries and regions worldwide. However, we have a limited operating history as a company outside the United States, and our ability to manage our business and conduct our operations internationally requires considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple cultures, customs, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures. International expansion will require us to invest significant funds and other resources. Expanding internationally may subject us to new risks that we have not faced before or increase risks that we currently face, including risks associated with:

•                  recruiting and retaining talented and capable employees in foreign countries;

•                  providing mobile advertising services among different cultures, including potentially modifying our platform and features to ensure that we deliver ads that are culturally relevant in different countries;

•                  increased competition from local providers of mobile advertising services;

•                  compliance with applicable foreign laws and regulations;

•                  longer sales or collection cycles in some countries;

•                  credit risk and higher levels of payment fraud;

•                  compliance with anti-bribery laws, such as the Foreign Corrupt Practices Act and the UK Anti-Bribery Act;

•                  currency exchange rate fluctuations;

•                  foreign exchange controls that might prevent us from repatriating cash earned outside the United States;

•                  economic instability in some countries, particularly those in Europe given our recent expansion in the United Kingdom;

•                  political instability;

•                  compliance with the laws of numerous taxing jurisdictions, both foreign and domestic, in which we conduct business, potential double taxation of our international earnings and potentially adverse tax consequences due to changes in applicable U.S. and foreign tax laws;

•                  the complexity and potential adverse consequences of U.S. tax laws as they relate to our international operations;

•                  increased costs to establish and maintain effective controls at foreign locations; and

•                  overall higher costs of doing business internationally.

If our revenue from our international operations, and particularly from our operations in the countries and regions on which we have focused our spending, do not exceed the expense of establishing and maintaining these operations, our business and operating results will suffer.

If we do not retain our senior management team and other employees, or attract additional sales and technology talent, we may not be able to sustain our growth or achieve our business objectives.

Our future success is substantially dependent on the continued service of our senior management team. We do not maintain key-person insurance on any of our senior management team. Our future success also depends on our ability to continue to attract, retain and motivate highly skilled employees, particularly employees with technical skills that enable us to deliver effective mobile advertising solutions and sales, and client support representatives with experience in mobile and other digital advertising and strong relationships with brand advertisers and app developers. Competition for these employees in our industry is intense. As a result, we may be unable to attract or retain these management, technical, sales and client support personnel that are critical to our success, resulting in harm to our key client relationships, loss of key information, expertise or know-how and unanticipated recruitment and training costs. The loss of the services of our senior management or other key employees could make it more difficult to successfully operate our business and pursue our business goals.

Acquisitions or investments may be unsuccessful and may divert our management’s attention and consume significant resources.

A key part of our growth strategy is to pursue additional acquisitions or investments in other businesses or individual technologies, including additional technology tools for app developers that allow them to generate revenue from their apps through advertising that we can supply. For example, we acquired Metaresolver, Inc., a mobile media buying and targeting platform, in April 2013, and we acquired Jumptap, Inc., a competing mobile advertising company, in November 2013. These and future acquisitions or investments may require us to use significant amounts of cash, issue potentially dilutive equity securities or incur debt. In addition, acquisitions involve numerous risks, any of which could disrupt or harm our business, including:

•                  difficulties in integrating the operations, technologies, services and personnel of acquired businesses, especially if those businesses operate outside of our core competency of delivering mobile advertising;

•                  cultural challenges associated with integrating employees from the acquired company into our organization;

•                  ineffectiveness or incompatibility of acquired technologies or services;

•                  potential loss of key employees of acquired businesses;

•                  inability to maintain the key business relationships and the reputations of acquired businesses;

•                  diversion of management’s attention from other business concerns;

•                  litigation related to activities of the acquired company, including claims by terminated employees, clients, former stockholders or other third parties;

•                  in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;

•                  costs necessary to establish and maintain effective internal controls for acquired businesses;

•                  failure to successfully further develop the acquired technology in order to recoup our investment; and

•                  increased fixed costs.

Activities of our advertiser clients could damage our reputation or give rise to legal claims against us.

Our advertiser clients’ promotion of their products and services may not comply with federal, state and local laws, including, but not limited to, laws and regulations relating to mobile communications. Failure of our clients to comply with federal, state or local laws or our policies could damage our reputation and expose us to liability under these laws. We may also be liable to third parties for content in the ads we deliver if the artwork, text or other content involved violates copyrights, trademarks or other intellectual property rights of third parties or if the content is defamatory, unfair and deceptive, or otherwise in violation of applicable laws. Although we generally receive assurance from our advertisers that their ads are lawful and that they have the right to use any copyrights, trademarks or other intellectual property included in an ad, and although we are normally indemnified by the advertisers, a third party or regulatory authority may still file a claim against us. Any such claims could be costly and time-consuming to defend and could also hurt our reputation. Further, if we are exposed to legal liability as a result of the activities of our advertiser clients, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our services or otherwise expend significant resources.

Our business depends on our ability to maintain the quality of our advertiser and developer content.

We must be able to ensure that our clients’ ads are not placed in developer content that is unlawful or inappropriate. Likewise, our developers rely upon us not to place ads in their apps that are unlawful or inappropriate. If we are unable to ensure that the quality of our advertiser and developer content does not decline as the number of advertisers and developers we work with continues to grow, then our reputation and business may suffer.

Our inability to use software licensed from third parties, or our use of open source software under license terms that interfere with our proprietary rights, could disrupt our business.

Our technology platform incorporates software licensed from third parties, including some software, known as open source software, which we use without charge. Although we monitor our use of open source software, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our platform to our clients. In the future, we could be required to seek licenses from third parties in order to continue offering our platform, which licenses may not be available on terms that are acceptable to us, or at all. Alternatively, we may need to re-engineer our platform or discontinue use of portions of the functionality provided by our platform. In addition, the terms of open source software licenses may require us to provide software that we develop using such software to others on unfavorable license terms. Our inability to use third-party software could result in disruptions to our business, or delays in the development of future offerings or enhancements of existing offerings, which could impair our business.

Software and components that we incorporate into our mobile advertising platform may contain errors or defects, which could harm our reputation and hurt our business.

We use a combination of custom and third-party software, including open source software, in building our mobile advertising platform. Although we test software before incorporating it into our platform, we cannot guarantee that all of the third-party technology that we incorporate will not contain errors, bugs or other defects. We continue to launch enhancements to our mobile advertising platform, and we cannot guarantee any such enhancements will be free from these kinds of defects. If errors or other defects occur in technology that we utilize in our mobile advertising platform, it could result in damage to our reputation and losses in revenue, and we could be required to spend significant amounts of additional resources to fix any problems.

Our failure to protect our intellectual property rights could diminish the value of our services, weaken our competitive position and reduce our revenue.

We regard the protection of our intellectual property, which includes trade secrets, copyrights, trademarks, domain names and patent applications, as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with parties, with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

We have begun to seek patent protection for certain of our technologies and currently have ten U.S. and eight international patent applications on file, although there can be no assurance that these patents will ultimately be issued. We are also pursuing the registration of our domain names, trademarks and service marks in the United States and in certain locations outside the United States. Effective trade secret, copyright, trademark, domain name and patent protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights. We may be required to protect our intellectual property in an increasing number of jurisdictions, a process that is expensive and may not be successful or which we may not pursue in every location. We may, over time, increase our investment in protecting our intellectual property through additional patent filings that could be expensive and time-consuming.

We have licensed in the past, and expect to license in the future, some of our proprietary rights, such as trademarks or copyrighted material, to third parties. These licensees may take actions that diminish the value of our proprietary rights or harm our reputation.

Monitoring unauthorized use of our intellectual property is difficult and costly. Our efforts to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology. In addition, the laws of many countries, such as China and India, do not protect our proprietary rights to as great an extent as do the laws of European countries and the United States. Further, the laws in the United States and elsewhere change rapidly, and any future changes could adversely affect us and our intellectual property. Our failure to meaningfully protect our intellectual property could result in competitors offering services that incorporate our most technologically advanced features, which could seriously reduce demand for our mobile advertising services. In addition, we may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time-consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination that is unfavorable to us. In addition, litigation is inherently uncertain, and thus we may not be able to stop our competitors from infringing upon our intellectual property rights.

We operate in an industry with extensive intellectual property litigation. Claims of infringement against us may hurt our business.

Our success depends, in part, upon non-infringement of intellectual property rights owned by others and being able to resolve claims of intellectual property infringement without major financial expenditures or adverse consequences. The mobile telecommunications industry generally is characterized by extensive intellectual property litigation. Although our technology is relatively new and our industry is rapidly evolving, many participants that own, or claim to own, intellectual property historically have aggressively asserted their rights. From time to time, we may be subject to legal proceedings and claims relating to the intellectual property rights of others, including currently pending proceedings related to alleged patent infringement, as described in Part II, Item 1. Legal Proceedings of our most recent Quarterly Report on Form 10-Q, and we expect that third parties will continue to assert intellectual property claims against us, particularly as we expand the complexity and scope of our business.

Future litigation may be necessary to defend ourselves or our clients by determining the scope, enforceability and validity of third-party proprietary rights or to establish our proprietary rights. Some of our competitors have substantially greater resources than we do and are able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target us. Regardless of whether claims that we are infringing patents or other intellectual property rights have any merit, these claims are time-consuming and costly to evaluate and defend and could:

•                  adversely affect our relationships with our current or future clients;

•                  cause delays or stoppages in providing our mobile advertising services;

•                  divert management’s attention and resources;

•                  require technology changes to our platform that would cause us to incur substantial cost;

•                  subject us to significant liabilities; and

•                  require us to cease some or all of our activities.

In addition to liability for monetary damages against us, which may be tripled and may include attorneys’ fees, or, in some circumstances, damages against our clients, we may be prohibited from developing, commercializing or continuing to provide some or all of our mobile advertising solutions unless we obtain licenses from, and pay royalties to, the holders of the patents or other intellectual property rights, which may not be available on commercially favorable terms, or at all.

Our business involves the use, transmission and storage of confidential information, and the failure to properly safeguard such information could result in significant reputational harm and monetary damages.

We may at times collect, store and transmit information of, or on behalf of, our clients that may include certain types of confidential information that may be considered personal or sensitive, and that are subject to laws that apply to data breaches. We believe that we take reasonable steps to protect the security, integrity and confidentiality of the information we collect and store, but there is no guarantee that inadvertent or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts to protect this information. If such unauthorized disclosure or access does occur, we may be required to notify persons whose information was disclosed or accessed. Most states have enacted data breach notification laws and, in addition to federal laws that apply to certain types of information, such as financial information, federal legislation has been proposed in the past that would establish broader federal obligations with respect to data breaches. We may also be subject to claims of breach of contract for such disclosure, investigation and penalties by regulatory authorities and potential claims by persons whose information was disclosed. The unauthorized disclosure of information may result in the termination of one or more of our commercial relationships or a reduction in client confidence and usage of our services. We may also be subject to litigation alleging the improper use, transmission or storage of confidential information, which could damage our reputation among our current and potential clients, require significant expenditures of capital and other resources and cause us to lose business and revenue.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations of the New York Stock Exchange. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Commencing with our current fiscal year ending December 31, 2013, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Annual Report on Form 10-K for this year, as required by Section 404 of the Sarbanes-Oxley Act. This will require that we incur substantial additional professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts. Prior to our initial public offering in March 2012, we were never required to test our internal controls within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner.

We may in the future discover areas of our internal financial and accounting controls and procedures that need improvement. Our internal control over financial reporting will not prevent or detect all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements, and we may conclude that our internal controls over financial reporting are not effective. If that were to happen, the market price of our stock could decline and we could be subject to sanctions or investigations by the New York Stock Exchange, the SEC or other regulatory authorities.

We are an “emerging growth company,” and if we decide to comply only with reduced disclosure requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startup Act, or JOBS Act, enacted in 2012, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” through the year ending December 31, 2017, although a variety of circumstances could cause us to lose that status earlier. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies that become public can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We may need additional capital in the future to meet our financial obligations and to pursue our business objectives. Additional capital may not be available on favorable terms, or at all, which could compromise our ability to meet our financial obligations and grow our business.

We may need to raise additional capital to fund operations in the future or to finance acquisitions. If we seek to raise additional capital in order to meet various objectives, including developing future technologies and services, increasing working capital, acquiring businesses and responding to competitive pressures, capital may not be available on favorable terms or may not be available at all. In addition, pursuant to the terms of our credit facility, we may be restricted from using the net proceeds of financing transactions for our operating objectives. Lack of sufficient capital resources could significantly limit our ability to take advantage of business and strategic opportunities. Any additional capital raised through the sale of equity or debt securities with an equity component would dilute our stock ownership. If adequate additional funds are not available, we may be required to delay, reduce the scope of, or eliminate material parts of our business strategy, including potential additional acquisitions or development of new technologies.

Our net operating loss carryforwards may expire unutilized or underutilized, which could prevent us from offsetting future taxable income.

We may be limited in the portion of net operating loss carryforwards that we can use in the future to offset taxable income for U.S. federal income tax purposes. At December 31, 2012, we had federal net operating loss carryforwards of $51.3 million, which expire at various dates through 2033. Our gross state net operating loss carryforwards are equal to or less than the federal net operating loss carryforwards and expire over various periods based on individual state tax law.

We periodically assess the likelihood that we will be able to recover our net deferred tax assets. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible profits. As a result of this analysis of all available evidence, both positive and negative, we concluded that a valuation allowance against our net deferred tax assets should be applied as of December 31, 2012. To the extent we determine that all or a portion of our valuation allowance is no longer necessary, we will recognize an income tax benefit in the period such determination is made for the reversal of the valuation allowance. Once the valuation allowance is eliminated or reduced, its reversal will no longer be available to offset our current tax provision. These events could have a material impact on our reported results of operations.

Risks Related to Ownership of Our Common Stock

An active trading market for our common stock may not continue to develop or be sustained.

Prior to our initial public offering in March 2012, there was no public market for our common stock, and we cannot assure you that an active trading market for our shares will continue to develop or be sustained. If an active market for our common stock does not continue to develop or is not sustained, it may be difficult for investors in our common stock to sell shares without depressing the market price for the shares or to sell such shares at all.

The trading price of the shares of our common stock has been and is likely to continue to be volatile.

Since our initial public offering in March 2012, our stock price has exhibited significant volatility. The stock market in general and the market for technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for the shares. The market price for our common stock may be influenced by many factors, including:

•                  actual or anticipated variations in quarterly operating results;

•                  changes in financial estimates by us or by any securities analysts who might cover our stock;

•                  conditions or trends in our industry;

•                  stock market price and volume fluctuations of other publicly traded companies and, in particular, those that operate in the advertising, internet or media industries;

•                  announcements by us or our competitors of new product or service offerings, significant acquisitions, strategic partnerships or divestitures;

•                  announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•                  capital commitments;

•                  additions or departures of key personnel; and

•                  sales of our common stock, including sales by our directors and officers or specific stockholders.

In addition, in the past, stockholders have initiated class action lawsuits against technology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. As a newly public company, we have only limited research coverage by equity research analysts. Equity research analysts may elect not to initiate or to continue to provide research coverage of our common stock, and such lack of research coverage may adversely affect the market price of our common stock. Even if we do have equity research analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

The issuance of additional stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.

Our certificate of incorporation authorizes us to issue up to 250,000,000 shares of common stock and up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined by our board of directors. Subject to compliance with applicable rules and regulations, we may issue our shares of common stock or securities convertible into our common stock from time to time in connection with a financing, acquisition, investment, our stock incentive plans or otherwise. As described in this prospectus, in connection with our acquisition of Jumptap, we issued 24,745,470 shares of our common stock, and assumed options to purchase 861,584 shares of our common stock, to the former securityholders of Jumptap, or approximately 22.8% of the total number of common shares following the issuance on a fully diluted basis. These and any future issuances could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.

Provisions in our corporate charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us, and the market price of our common stock may be lower as a result.

There are provisions in our amended and restated certificate of incorporation and amended and restated bylaws that may make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control was considered favorable by you and other stockholders. For example, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. The board of directors can fix the price, rights, preferences, privileges, and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. An issuance of shares of preferred stock may result in the loss of voting control to other stockholders.

Our charter documents also contain other provisions that could have an anti-takeover effect, including:

•                  only one of our three classes of directors is elected each year;

•                  stockholders are not entitled to remove directors other than by a 66 2/3% vote and only for cause;

•                  stockholders are not permitted to take actions by written consent;

•                  stockholders cannot call a special meeting of stockholders; and

•                  stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions by prohibiting Delaware corporations from engaging in specified business combinations with particular stockholders of those companies. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock, including transactions that may be in your best interests. These provisions may also prevent changes in our management or limit the price that investors are willing to pay for our stock.

Our amended and restated certificate of incorporation also provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

As of September 30, 2013, our current executive officers, directors and beneficial owners of 10% or more of our common stock and their respective affiliates, in the aggregate, beneficially owned approximately 30% of our outstanding common stock, without giving effect to shares of common stock that our officers, directors, and beneficial owners may acquire in the future pursuant to outstanding stock options or restricted stock units. These persons, acting together, are able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of this group of stockholders may not coincide with our interests or the interests of other stockholders.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and our stock may not appreciate in value.

We have not declared or paid cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any existing or future debt agreements may preclude us from paying dividends. There is no guarantee that shares of our common stock will appreciate in value or that the price at which our stockholders have purchased their shares will be able to be maintained.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies in the United States.

As a public company listed in the United States, and particularly after we cease to be an “emerging growth company,” we will incur significant additional legal, accounting and other expenses. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and stock exchanges, may increase legal and financial compliance costs and make some activities more time consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Failure to comply with these rules might also make it more difficult for us to obtain some types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” incorporated by reference from our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q subsequent to the filing of our most recent annual report on Form 10-K with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC, but may also be contained elsewhere in those documents. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in the documents incorporated by reference in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements include statements about:

•                  our expectations regarding our future financial performance, including revenues, expenses and operating results;

•                  the expansion of the mobile advertising market in general;

•                  the expected growth of app downloads, mobile ad revenue, number of mobile connected devices and Wi-Fi enabled devices, wireless network penetration and mobile consumption of content;

•                  market trends, including overall opportunities for mobile advertising and shifting advertising budgets;

•                  the ongoing improvement and refinement of our ad targeting capabilities and the willingness of advertisers to pay more for ads as a result;

•                  our plans for future products and services and enhancements of existing product offerings; and

•                  our growth strategy.

You should refer to the “Risk Factors” section of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in the documents incorporated by reference in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents incorporated by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS

On November 6, 2013, we issued an aggregate of 24,745,470 shares of common stock to the selling stockholders pursuant to that certain Agreement and Plan of Reorganization, dated as of August 13, 2013 and amended as of November 1, 2013, or the Acquisition Agreement (the “Acquisition Agreement”), by and among Millennial Media, Inc., Polo Corp., a Delaware corporation and wholly owned subsidiary of Millennial Media, Inc. (“Merger Sub”), Jumptap, Inc., a Delaware corporation (“Jumptap”) and Shareholder Representative Services LLC, as the stockholders’ representative.  Pursuant to the Registration Rights Agreement, dated as of August 13, 2013, that we entered into with each of the selling stockholders (the “Registration Rights Agreement”) related to the shares issued pursuant to the Acquisition Agreement, we agreed to file a registration statement, of which this prospectus is a part, with the SEC to register the disposition of the shares of our common stock we issued, and to use our commercially reasonable best efforts to keep the registration statement continuously effective until the until the earlier of (i) the date on which each selling stockholder is able to dispose of all their shares in any 90 day period pursuant to Rule 144 and without the requirement to be in compliance with any current public information requirements under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

The names of the selling stockholders and information about their holdings and any offering of the shares by them will be set forth in one or more supplements to this prospectus. No selling stockholder will sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholder and the shares being offered for resale by such selling stockholder in a prospectus supplement. The selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to an available exemption from the registration requirements of the Securities Act; however, the selling stockholders have agreed, subject to certain exceptions, not to sell, transfer or dispose of any shares of our common stock through February 4, 2014.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the shares of common stock from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on The New York Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  gifts to charitable organizations, who may in turn sell such shares in accordance with the methods described herein;

•                  a combination of any such methods of sale; or

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440-1.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the Commission.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.  Each selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and the selling stockholders may be entitled to contribution. We may be indemnified by the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, or we may be entitled to contribution.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder unless an exemption therefrom is available.

The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to use our commercially reasonable best efforts keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume restrictions by reason of under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Cooley LLP, Reston, Virginia.

EXPERTS

The consolidated financial statements of Millennial Media, Inc., incorporated by reference to its Annual Report (Form 10-K) for the year ended December 31, 2012 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Jumptap, Inc. and subsidiaries as of December 31, 2012 and 2011 and for the three years ended December 31, 2012, incorporated in this prospectus by reference from the definitive Proxy Statement pursuant to Section 14(a) of the Exchange Act filed with the SEC on October 2, 2013, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file electronically with the SEC our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. We make available on or through our website, www.millennialmedia.com, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Information contained in or accessible through our website does not constitute a part of this prospectus or the documents incorporated by reference in this prospectus. You can also request copies of such documents by contacting our Investor Relations Department at (410) 522-8705.  You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Millennial Media. The SEC’s Internet site can be found at www.sec.gov.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus but before the end of any offering made under this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.  The SEC file number for the documents incorporated by reference in this prospectus is 001-35478. We incorporate by reference the following information that has been filed with the SEC:

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and filed with the SEC on February 20, 2013;

•                  the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 from our definitive proxy statement on Schedule 14A  (other than information furnished rather than filed) filed with the SEC on April 30, 2013;

•                  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 9, 2013;

•                  our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on March 1, 2013, April 5, 2013 (as amended on June 14, 2013), April 30, 2013, June 13, 2013, August 13, 2013, August 14, 2013, August 19, 2013, September 10, 2013, October 18, 2013 and November 6, 2013;

•                  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed with the SEC on August 14, 2013, as amended by a Form 10-Q/A filed with the SEC on August 19, 2013;

•                  our definitive proxy statement on Schedule 14A  filed with the SEC on October 2, 2013; and

•                  the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on March 27, 2012, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Investor Relations, Millennial Media, Inc., 2400 Boston Street, Suite 201, Baltimore, Maryland 21224, telephone: (410) 522-8705.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the common stock being registered. The selling stockholders will not bear any portion of such expenses.  All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$ x,xxx
Accounting fees and expenses	50,000
Legal fees and expenses	50,000
Printing and miscellaneous expenses	20,000

Total	$ [xxx,xxx]

Item 15. Indemnification of Officers and Directors

We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law, or DGCL, permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, our amended and restated certificate of incorporation and bylaws provide that: (i) we are required to indemnify our directors to the fullest extent permitted by the DGCL; (ii) we may, in our discretion, indemnify our officers, employees and agents as set forth in the DGCL; (iii) we are required, upon satisfaction of certain conditions, to advance all expenses incurred by our directors in connection with certain legal proceedings; (iv) the rights conferred in the bylaws are not exclusive; and (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents.

We have entered into agreements with our directors and certain of our officers that require us to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of our company or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

The indemnification provisions noted above may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number		Description of Document

3.1	(1)	Amended and Restated Certificate of Incorporation of Millennial Media, Inc. as currently in effect.

3.2	(2)	Amended and Restated Bylaws of Millennial Media, Inc. as currently in effect.

4.1	(3)	Specimen Common Stock Certificate of the Registrant.

5.1		Opinion of Cooley LLP

23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2		Consent of Deloitte & Touche LLP, Independent Auditors

23.3		Consent of Cooley LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included on signature page)

(1)         Previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35478), filed with the Commission on April 3, 2012, and incorporated by reference herein.

(2)         Previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-35478), filed with the Commission on April 3, 2012, and incorporated by reference herein.

(3)         Previously filed as Exhibit 4.2 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-178909), filed with the Commission on March 15, 2012, and incorporated by reference herein.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)         That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on November 6, 2013.

MILLENNIAL MEDIA, INC.

By:	/s/ Paul J. Palmieri
Paul J. Palmieri
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael B. Avon, Ho S. Shin and Brent B. Siler, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul J. Palmieri	President, Chief Executive Officer and Director	November 6, 2013
Paul J. Palmieri	(Principal Executive Officer)

/s/ Michael B. Avon	Executive Vice President and Chief Financial Officer	November 6, 2013
Michael B. Avon	(Principal Financial Officer)

/s/ Andrew J. Jeanneret	Senior Vice President and Chief Accounting Officer	November 6, 2013
Andrew J. Jeanneret	(Principal Accounting Officer)

/s/ Robert P. Goodman	Director	November 6, 2013
Robert P. Goodman

/s/ Patrick J. Kerins	Director	November 6, 2013
Patrick J. Kerins

/s/ Alan MacIntosh	Director	November 6, 2013
Alan MacIntosh

/s/ John D. Markley, Jr.	Director	November 6, 2013
John D. Markley, Jr.

/s/ Wenda Harris Millard	Director	November 6, 2013
Wenda Harris Millard

/s/ James A. Tholen	Director	November 6, 2013
James A. Tholen

INDEX TO EXHIBITS

Exhibit Number		Description of Document

3.1	(1)	Amended and Restated Certificate of Incorporation of Millennial Media, Inc. as currently in effect.

3.2	(2)	Amended and Restated Bylaws of Millennial Media, Inc. as currently in effect.

4.1	(3)	Specimen Common Stock Certificate of the Registrant.

5.1		Opinion of Cooley LLP

23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2		Consent of Deloitte & Touche LLP, Independent Auditors

23.3		Consent of Cooley LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included on signature page)

(1)         Previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35478), filed with the Commission on April 3, 2012, and incorporated by reference herein.

(2)         Previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-35478), filed with the Commission on April 3, 2012, and incorporated by reference herein.

(3)         Previously filed as Exhibit 4.2 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-178909), filed with the Commission on March 15, 2012, and incorporated by reference herein.